Exhibit B-1

VERIFICATION

The undersigned states that she has duly executed the attached application for exemption dated October 27, 2025, for and on behalf of Investment Managers Series Trust, that she is the President of Investment Managers Series Trust, and that all actions by stockholders, directors and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further says that she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of her knowledge, information and belief.

Investment Managers Series Trust

By:	/s/ Maureen Quill
Name: Maureen Quill
Title: President

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Exhibit B-2

VERIFICATION

The undersigned states that he has duly executed the attached application for exemption dated October 27, 2025, for and on behalf of Euro Pacific Asset Management, LLC, that he is a Managing Member of Euro Pacific Asset Management, LLC, and that all actions by the officers and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further says that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

Euro Pacific Asset Management, LLC

By:	/s/ James Nelson
Name: James Nelson
Title: Managing Member

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